722 Burleson Street Corpus Christi Texas 78402	Phone: 361/883-5591 Fax: 361/883-7619 www.torminerals.com

EXHIBIT 99.1

TOR Minerals International Reports Second Quarter Financial Results

CORPUS CHRISTI, Texas, August 4, 2016 – TOR Minerals International, Inc. (Nasdaq: TORM), producer of high performance specialty minerals, today announced its financial results for the second quarter ended June 30, 2016. Highlights for the second quarter of 2016 as compared to the second quarter of 2015 include:

  2Q16 revenue decreased 1% to $9.9 million
  2Q16 net income of $87,000, versus 2Q15 net loss of ($107,000)
  2Q16 diluted net income per share of $0.03, versus 2Q15 net loss per share of ($0.04)

Revenue by Product Group (in 000's)	2Q16	2Q15	% Change
Specialty Aluminas	$5,073	$4,298	18%
Barium Sulfate and Other Products	2,194	2,394	-8%
TiO2 Pigments	2,583	3,271	-21%
Total	$9,850	$9,963	-1%

Net sales decreased one percent during the second quarter of 2016, as an 18 percent increase in specialty alumina sales was offset by a 21 percent decrease in TiO2 pigment sales and an eight percent decrease in barium sulfate and other product sales. The increase in specialty alumina sales, which includes ALUPREM®, HALTEX® and OPTILOAD®, was due to double-digit volume growth in ALUPREM sales in both Europe as well as the United States, which was partially offset by lower average selling price and to a lesser extent by foreign currency exchange rates.  Continued growth of OPTILOAD/HALTEX sales also contributed to the year-over-year increase in specialty alumina sales.  Barium sulfate and other product sales decreased eight percent year-over-year with decreased volume in both Europe and the United States.  The decrease in TiO2 pigment sales was due to lower volume and lower average selling price related to the continued pricing pressure from Chinese producers.

During the second quarter of 2016, gross margin increased to 11.9 percent of sales, versus 9.6 percent during the same period a year ago.  Gross margin improvement was related to improved efficiencies and lower raw materials costs, which were partially offset by lower selling prices.  In addition, the improvement in gross margin was related to the elimination of idle plant costs at the Company’s SR plant in Malaysia.  The company ceased SR production in late 2015, as management determined that it was more cost effective to continue purchasing feedstock material for its TiO2-based products from alternate sources than to resume production at its Malaysian facility.

Operating expenses during the second quarter of 2016 were $1.1 million, flat in comparison with the same period last year.  Second quarter net income was $87,000, or $0.03 per diluted share, as compared to a net loss of ($107,000), or ($0.04) per share, during the same period a year ago.

“Strategic initiatives to divest our SR raw material productions assets and continued investments in our specialty alumina and barium sulfate businesses resulted in a return to profitability during the first half, as well as substantial improvements in our balance sheet.  We improved our inventory turns from 2.2x to 3.0x, reducing our investment in inventory by more than 30% year-over-year.  Our cash balance grew by $2.5 million and we reduced debt levels by $1.3 million during the first half of the year,” said Dr. Olaf Karasch, Chief Executive Officer.  “We have lowered the cost structure and the required investment in our TiO2 business to a point where it is now contributing to profit and returns at current production levels.  We also expect that several new large-volume specialty alumina applications will be moving into production during the next year, and put the alumina business back on a double-digit growth trajectory for 2016 and for several years to follow.  This Spring we finished the expansion of our alumina production facility in the Netherlands, which expanded capacity by approximately 50% and should allow us to meet the expected increase in demand.”

TOR Minerals will host a conference call at 4:00 p.m. Central Time on August 4, 2016, to further discuss second quarter results. The call will be simultaneously Webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 13641716.

Headquartered in Corpus Christi, Texas, TOR Minerals International, Inc is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

Investor Relations Contact

Dave Mossberg
Three Part Advisors, LLC
817 310-0051

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
NET SALES	$9,850	$9,963	$19,422	$20,078
Cost of sales	8,680	9,010	16,927	18,231
GROSS MARGIN	1,170	953	2,495	1,847
Technical services, research and development	52	44	90	99
Selling, general and administrative expenses	1,062	1,039	1,904	2,091
Gain on disposal of assets	-	-	(1)	-
OPERATING INCOME (LOSS)	56	(130)	502	(343)
OTHER EXPENSE:
Interest expense, net	(47)	(60)	(97)	(140)
Gain (loss) on foreign currency exchange rate	10	1	(79)	23
Other, net	16	9	28	9
Total Other Expense	(21)	(50)	(148)	(108)
INCOME (LOSS) BEFORE INCOME TAX	35	(180)	354	(451)
Income tax expense (benefit)	(52)	(73)	23	(154)
NET INCOME (LOSS)	$87	$(107)	$331	$(297)

Earnings (loss) per common share:
Basic	$0.03	$(0.04)	$0.10	$(0.10)
Diluted	$0.03	$(0.04)	$0.10	$(0.10)
Weighted average common shares outstanding:
Basic	3,402	3,014	3,208	3,014
Diluted	3,459	3,014	3,323	3,014

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands, except per share amounts)

	June 30, 2016	December 31, 2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,381	$813
Trade accounts receivable, net	4,863	3,534
Inventories, net	11,204	13,988
Other current assets	921	878
Total current assets	20,369	19,213
PROPERTY, PLANT AND EQUIPMENT, net	17,288	17,472
DEFERRED TAX ASSET, foreign	44	19
OTHER ASSETS	4	4
Total Assets	$37,705	$36,708

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$1,953	$2,432
Accrued expenses	1,241	1,007
Notes payable under lines of credit	-	179
Export credit refinancing facility	627	1,108
Current maturities of long-term debt – financial institutions	1,367	1,485
Total current liabilities	5,188	6,211
LONG-TERM DEBT - FINANCIAL INSTITUTIONS	3,212	3,479
DEFERRED TAX LIABILITY, domestic	169	262
DEFERRED TAX LIABILITY, foreign	-	-
Total liabilities	8,569	9,952
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY:
Common stock $1.25 par value: authorized, 6,000 shares; 3,542 shares issued and outstanding at June 30, 2016 and 3,014 at December 31, 2015	4,428	3,767
Additional paid-in capital	30,458	29,636
Accumulated deficit	(4,934)	(5,265)
Accumulated other comprehensive loss	(816)	(1,382)
Total shareholders' equity	29,136	26,756
Total Liabilities and Shareholders' Equity	$37,705	$36,708

TOR Minerals International, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(In thousands)

	Six Months Ended June 30,
	2016	2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income (Loss)	$331	$(297)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	1,269	1,413
Gain on disposal of assets	(1)	-
Stock-based compensation	85	75
Deferred income tax benefit	(121)	(157)
Inventory reserve	85	-
Provision for bad debts	(273)	-
Changes in working capital:
Trade accounts receivables	(976)	(117)
Inventories	3,210	2,971
Other current assets	(23)	(540)
Accounts payable and accrued expenses	(325)	(1,093)
Net cash provided by operating activities	3,261	2,255

CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment	(790)	(3,104)
Net cash used in investing activities	(790)	(3,104)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from lines of credit	3	2,472
Payments on lines of credit	(197)	(1,152)
Proceeds from export credit refinancing facility	935	3,231
Payments on export credit refinancing facility	(1,508)	(4,772)
Payments on long-term bank debt	(537)	(531)
Proceeds from the issuance of common stock and exercise of warrants	1,398	-
Net cash provided by (used in) financing activities	94	(752)
Effect of foreign currency exchange rate fluctuations on cash and cash equivalents	3	(165)
Net increase (decrease) in cash and cash equivalents	2,568	(1,766)
Cash and cash equivalents at beginning of period	813	2,657
Cash and cash equivalents at end of period	$3,381	$891

Supplemental cash flow disclosures:
Interest paid	$77	$140
Income taxes paid	$45	$560